Exhibit 99.3

Transcript of

Sachem Capital Corp.

Sachem Capital Third Quarter 2021 Conference Call

November 05, 2021

Participants

David Waldman - Investor Relations, Crescendo Communications, LLC

John L. Villano CPA - Chairman, Chief Executive Officer, Chief Financial Officer, President and Treasurer, Sachem Capital Corp.

Analysts

Christopher Nolan - Ladenburg Thalmann

Tyler Batory - Janney

Brian Hollenden - Aegis Capital

Paul Drees - Market Edge

Presentation

Operator

Good morning, ladies and gentlemen, and welcome to the Sachem Capital Third Quarter 2021 Conference Call. At this time, all participants have been placed on a listen-only mode. And the floor will be open for questions and comments after the presentation.

It is now my pleasure to turn the floor over to your host, David Waldman with Investor Relations. Sir, the floor is yours.

David Waldman - Investor Relations, Crescendo Communications, LLC

Good morning, everyone and thank you for joining Sachem Capital Corp's third quarter 2021 conference call. On the call with us today is John Villano, CPA, Chief Executive Officer and Chief Financial Officer of Sachem Capital. Yesterday, November 4, the company announced its operating results for the third quarter ended September 30, 2021 and its financial condition as of that date. The press release is posted on the company's website www.sachemcapitalcorp.com. In addition, the company filed its Form 10-Q with U.S. Securities and Exchange Commission on November 4, 2021 which can also be accessed on the company's website as well as the SEC's website at www.sec.gov. If you have any questions after the call or would like any additional information about the company, please contact Crescendo Communications at 212-671-1021.

Before Mr. Villano reviews the company's operating results for the third quarter of 2021 and the company's financial condition at September 30, 2021, we'd like to remind everyone that this conference call may contain forward-looking statements. All statements other than statements of historical facts contained in this conference call including statements regarding our future results of operations and financial position, strategy and plans and our expectations for future operations are forward-looking statements. The words anticipate, estimate, expect, project, plan, seek, intend, believe, may, might, will, should, could, likely, continued, design and the negative of such terms and other words in terms of similar expressions are intended to identify forward-looking statements.

These forward-looking statements are based largely on the company's current expectations and projections about future events and trends that it believes may affect its financial condition, results of operations, strategy, short-term and long-term business operations and objectives and financial needs. These forward-looking statements are subject to several risks, uncertainties and assumptions as described in the company's quarterly report on Form 10-Q for the third quarter of 2021 filed with the U.S. Securities and Exchange Commission on November 4, 2021 as well as its annual report on Form 10-K filed on March 31, 2021.

Because of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this conference call may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Although the company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, level of activity, performance or achievements.

In addition, neither the company nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. The company disclaims any duty to update any of these forward-looking statements. All forward-looking statements attributable to the company are expressly qualified in the entirety by these cautionary statements as well as others made in this conference call. You should evaluate all forward-looking statements made by the company in the context of these risks and uncertainties.

With that, I'll now turn the call over to John Villano. Please go ahead, John.

John Villano - Chairman, Chief Executive Officer, Chief Financial Officer, President and Treasurer, Sachem Capital Corp.

Thank you. And thanks to everyone for joining us today. I am pleased to report that our company once again achieved solid financial results for the third quarter of 2021. Our quarterly revenue increased 100% to $8.5 million, compared to $4.3 million for the same period of 2020. The increase in quarterly revenue was due in large part to an increase in interest income on our loan portfolio, which increased to $6.1 million, compared to $3.5 million for the same period last year.

We also benefited from an increase in investment income, gain on the sale of investments securities, as well as origination and other fees. As a result, we achieved net income attributable to common shareholders of approximately $3.4 million and generated over $17 million of cash flow from operations. We believe these results provide strong validation that our long-term strategy is working.

Importantly, with the proceeds of our recent series A preferred offering combined with the addition of our Churchill credit facility, we are poised for further growth during the balance of the year and beyond.

At the same time, we are diversifying our holdings including larger loans with established developers. We are also looking for opportunities as we expand the geographic footprint of our mortgage portfolio beyond Connecticut. We will continue to grow our lending operations, while maintaining strict underwriting criteria and a conservative loan to value ratio. Despite the excess liquidity in our lending markets, we will continue to focus on lending policies that continue to grow our loan portfolio, while protecting and preserving our invested capital.

As we have stated in the past, we believe there will be several key drivers to our growth and future performance. First, the overall economic climate has improved due to the easing of restrictions imposed by states post COVID, which is having a positive impact on the overall economy. As we've shown in the past, we believe we are well positioned to adapt to any changes in the market.

Second, the competitive landscape for us remains favorable. Notwithstanding the improvements in the economy, many banks and other traditional lenders still have restrictive lending criteria, and many non-traditional lenders are undercapitalized. Our flexibility in structuring loans with greater emphasis on the value of the collateral, rather than the property's cash flow or credit of the borrower, and our ability to close quickly makes Sachem a preferred funding choice with investors and developers.

Third, we are expanding the geographic footprint of our mortgage loan portfolio beyond Connecticut and New England, with particular emphasis on New York, Florida, the eastern seaboard states, and selected markets in Texas.

Fourth, we have been diversifying our mortgage portfolio into additional asset classes, such as larger multi-family and higher fix and flip properties. We are funding larger loans than we have in the past that are secured by high quality properties being developed by borrowers that we deem to be more stable and successful. We believe that migration to these types of loans will offset any rate compression and help us maintain a low foreclosure rate.

Next, we plan to partner invest with local hard money lenders and developers creating satellite offices under the Sachem umbrella. These associations will help us capitalize on lending opportunities in specific markets, or opportunistic projects. Under these arrangements, we would provide loan funding capital as well as underwriting and servicing expertise, while our local partners would provide us with boots on the ground lending opportunities.

And finally, our low leverage balance sheet provides us flexibility to meet the growth in demand. We continue to invest heavily in our organization to support the next phase of our growth. These investments in personnel operations, and our new marketing platform are important for our future, as they provide us the resources to continue scaling the business.

Our ability to successfully pivot our business model and quickly adapt to changes in the marketplace has been a key to our success. Our ability to adapt to new market conditions will position us to drive long-term shareholder value in almost any market environment. We recognize that prices of home values have appreciated quite significantly as many city residents migrated to the suburbs.

Nevertheless, we continue to adhere to a strict loan to value ratio, and other underwriting guidelines should property values decline. In some markets, we have lowered our loan-to-value and have not seen a negative impact to market share and demand for our loan products.

We also seek to mitigate some of the potential risk associated with rising rates by limiting the term of new loans to one year. As of September 30, 2021, the mortgage loans in our portfolio with a term of one year or less remain steady at approximately 88%. If at the end of the term, the loan is not in default and meets our other underwriting criteria, we will consider an extension or renewal at our prevailing rates. Thereby generating additional lending fees and continued interest income.

Looking ahead, we are witnessing strong market demand for our loan products and remain highly encouraged with our business outlook for the balance of 2021 and into 2022. I would now like to touch on some key financial highlights. If you need any additional insight into the financial details, please review our recently filed 10-Q and press release. First, total revenue for the third quarter of 2021 increased 100% to approximately $8.5 million, compared to approximately $4.3 million for the same period last year.

The increase in revenue was primarily attributable to the growth in our lending operations, as loan fundings and origination fees reached record levels for our company. Specifically, $45.5 million of cash provided from the sale of our Series A preferred stock, sales of common equity under our ATM as well as the velocity at which existing loans are repaid provide sufficient liquidity and allowed us to quickly recycle those proceeds into new loans and generate new origination fees.

Our loans in process and under consideration also reached record levels. For the third quarter of 2021, interest income was approximately $6.1 million compared to approximately $3.5 million for the same period last year, representing an increase of approximately $2.6 million, or 75.5%. Origination fee income increased to approximately $1 million for the third quarter of 2021 compared to approximately $393,000 for the same period last year.

Investment income for the third quarter of 2021 was approximately $276,000, compared to approximately $33,000 for the same comparable period last year. This increase reflects both a larger investment portfolio and more favorable market conditions for most of the third quarter. In the 2021 period, we had approximately $256,000 of gains from the sale of investment securities, compared to a loss of approximately $22,000 for the 2020 period.

Other income was approximately $580,000 for the 2021 period, compared to approximately $337,000 for the 2020 period, an increase of approximately $243,000 or 72.1%. Finally, in the 2021 period, we recognized the gain on the extinguishment of debt of approximately $258,000.

Total operating costs and expenses for the third quarter of 2021 was approximately $4.2 million compared to $2.1 million for the same period last year.

The increase in operating costs and expenses was primarily attributable to increase in interest expense, and amortization of deferred financing costs, which in turn is a direct result of an increase in our overall indebtedness, particularly the unsubordinated unsecured notes. In the third quarter of 2021, interest and amortization of deferred financing cost was approximately $2.6 million, compared to approximately $1.3 million for the same period last year.

Our overall indebtedness was approximately $145 million as of September 30, 2021, compared to approximately $143 million as of December 31, 2020. Included in our outstanding indebtedness was our credit line of approximately $30.1 million and three series of unsecured unsubordinated five year notes having an aggregate original principal amount of approximately $114.5 million including deferred financing costs. Although we have a higher interest expense due to the increase in our unsecured bond debt, we expect to benefit from the liquidity and financial flexibility provided by these offerings as we continue to prudently invest this capital.

Net income attributable to common shareholders for the three months ended September 30, 2021 was approximately $3.4 million or $0.12 per share, compared to $2.1 million or $0.10 per share for the same period last year. The increase in net income was generally related to the growth in our loan portfolio, and significant origination fee income offset by higher debt service costs.

Overall, we believe our financial results are evidence of our strong competitive position in the market and illustrate the long-term growth prospects of our business model going forward. In terms of Sachem's financial condition as of September 30, 2021 compared to December 30, 2020, total assets increased by $86.6 million to approximately $313.4 million from approximately $226.7 million as of September 30, 2020, the increase was due primarily to the increase in cash, cash equivalents and investment securities of $18.6 million, an increase in our mortgage loan portfolio of approximately $64.3 million, an increase in a partnership investment of approximately $1.8 million, as well as an increase in property and equipment of $756,000 offset by a decrease in real estate owned of approximately $2.1 million.

The increase in property equipment is due to the purchase of an office building in Branford, Connecticut that will become our new corporate headquarters in 2022. Total liabilities as of September 30, 2021 were approximately $154.6 million compared to approximately $145.8 million at December 31, 2020. This increase is principally due to an increase in advances from borrowers of approximately $8.2 million, of which a majority represented prepaid interest, increases in our line of credit of approximately $2.0 million and deferred revenue increases of approximately $1.8 million, offset by a decrease in dividends payable of approximately $2.7 million and a payoff of a mortgage payable of $768,000.

Shareholders' equity was approximately $158.8 million compared to approximately $80.9 million as of December 31, 2020, an increase of approximately $78 million. This increase was due primarily to the closing of the Series A preferred stock offering on June 29, 2021, with aggregate net proceeds of $45.5 million as well as the net proceeds of $30.9 million from the sale of stock to our ATM and net income of approximately $8.1 million.

Our loan portfolio increased by approximately $64.3 million and our balance sheet remained solid with over $313.4 million of assets backing $114.5 million in unsecured note principal. As a mortgage REIT, our debt levels are extraordinarily low, versus our peers, thereby providing stability during difficult times.

It's important to reiterate that as of September 30, 2021, we maintained a healthy debt-to-asset ratio of 49% and a debt-to-equity ratio of just one as of September 30, 2021. As of September 30, 2021 of the 493 mortgage loans in the company's portfolio, just 17 are approximately 3.4% were the subject of foreclosure proceedings.

The aggregate outstanding balances due on these loans as of September 30, 2021 including unpaid principal accrued but unpaid interest and borrower charges was approximately $6.2 million. In the case of each of these loans, the company believes the value of the collateral exceeds the total amount due. Real estate loans decreased to $6.8 million compared to $8.9 million at year-end. As of September 30, real estate loans included $916,000 of real estate held for rental, and $5.9 million of real estate held for sale.

This favorable reduction is partly attributable to new asset liquidation initiatives that will further support a continued reduction in carrying costs of our real estate owned. Net cash provided by operating activities for the nine months ended September 30, 2021 was $17.4 million, compared to approximately $7.4 million for the same period in 2020. As a REIT, we're required to distribute a minimum of 90% of the company's taxable income to shareholders as dividends. In October 2021, the company authorized, declared and paid a dividend of $0.12 to shareholders of record.

Let me now take a moment to discuss liquidity and capital resources. We had cash and short-term marketable securities of approximately $75.3 million as of September 30, 2021, which will be used to increase our mortgage loan portfolio. This increase in our liquidity largely reflects $45.5 million of net proceeds from our Series A Preferred stock offering, and $30.9 million in net proceeds from the sale of stock through our ATM.

From January 1 through September 30, 2021, we funded approximately $155 million of mortgage loans, loan modifications and construction draws. After considering loan payoffs, our net fundings were $64.3 million for the nine-month period of 2021. Our access to the capital markets has provided us with liquidity to fuel our growth, and to-date we raised approximately $114.5 million of unsecured unsubordinated notes.

Although we have higher interest expense resulting from the issuance of the notes, we expect to benefit from the liquidity and financial flexibility provided by the securities as we put this money to work.

In addition, we have in place a low interest line of credit with Wells Fargo, which is secured by the company's portfolio of short-term securities, and provides us with additional flexibility at very attractive rates. This credit line with a total outstanding balance of $30.1 million at September 30, 2021 bears interest at a rate of 1.5%, which is 1.75% below the prime rate. It's important to reiterate that we remain very careful about debt for the sole purpose of financing our portfolio and not for speculating on changes in interest rates.

This July, we also announced a $200 million master repurchase financing facility with Churchill MRA funding, which is expected to further reduce our overall cost of capital and help finance the continued expansion of our lending activities as needed, and at relatively low interest rates.

In addition, if loan growth is anticipated, Sachem pledge selected assets subjected to a borrowing base without securitizing our entire loan portfolio. Thereby keeping most of our assets unsecured.

Looking ahead, we remain focused on growing our loan portfolio, maintaining a healthy balance sheet and growing EPS. Importantly, with the proceeds of our recent Series A Preferred offering, combined with the addition of our Churchill credit facility. We are poised for further growth during the balance of the year and beyond.

Moving forward, we will continue to monitor the ever-changing economic conditions. Given the current market, we believe we are well positioned that's the go to non-bank real estate lender in Connecticut. We further believe that there are many opportunities for us to expand our business into new markets. We also believe developers will prefer to borrow from us rather than other lending sources because of our flexibility in structuring loans to suit their needs, our lending criteria which places greater emphasis on the value of the collateral, rather than the property cash flow or credit of the borrower, and our ability to close quickly.

On one final note, yesterday, we announced that we rescheduled a meeting of shareholders with respect to Proposal 2 from the 2021 Annual Meeting of shareholders to approve an increase in the number of authorized shares of the company until Wednesday, November 24th at 10 a.m. Eastern Standard Time.

We adjourn the meeting to provide shareholders additional time to vote. Because this proposal requires a vote in favor from at least 50% of all outstanding common shares of the company. I'd like to remind all share shareholders of record as of August 30, 2021, who have not yet voted on Proposal 2 or who voted against the Proposal 2 to vote in favor of the transaction by November 23.

One of our tools to fund the growth of our loan portfolio while minimizing dilution was a Series A cumulative redeemable preferred stock, which we issued in June 2021. Although, we eventually expect to redeem the shares, there is a backup conversion feature which requires us to reserve 48 million common shares.

For this reason, if we were to do another redeemable preferred or similar offering, we wouldn't have enough backup authorized shares. Remember, our goal is to raise capital on the most favorable terms to the company. So it's important we have as much flexibility as possible.

Further, increasing our authorized common shares will also allow us to take advantage of opportunities in the market as they may arise, which could include acquisitions or other strategic uses. I'm also happy to report that the board approved and adopted an amendment to our charter that reduces the increase in size and the number of the company's preferred shares from 5 million to 2.5 million shares.

In addition, the Board approved and adopted a resolution whereby we will not without prior shareholder approval issue or use the preferred shares for any defensive or anti-takeover purpose, or for the purpose of implementing any shareholder rights plan.

We did this to send a strong message to investors that our interests are clearly aligned. With this reason, and the reasons outlined earlier, we strongly encourage our shareholders to vote in favor of proposal to in advance of the upcoming meeting of shareholders. Shareholders of record may vote their shares by calling investor com at 877-972-0090.

So to wrap up, I am pleased with our third quarter operating results, having achieved total revenue growth of 100% versus the same period last year, as a loan funding transaction flow continued to hit all-time records for the company. We also continue our expansion beyond Connecticut with a growing presence in other states. As we continue to look for opportunities in new markets that meet our basic underwriting criteria.

We are maintaining a cautionary approach to the market and look forward to further deploying our capital as we identify attractive opportunities, including new asset classes and markets. The fact that we successfully funded $154.8 million of mortgage loans in the first nine months of 2021, a 128% increase over the same period last year, provides us confidence we can effectively deployed newly raised capital, while continuing to generate attractive risk adjusted returns.

Despite the lingering unknowns associated with COVID, the demand for our products and services remain strong, which is reflected in our third quarter financial results and our growing presence in the lending marketplace.

Our lending platform has proven to be solid and sustainable. Given our strict underwriting criteria and extensive due diligence. Investments in personnel and tech and technology have strengthened operations, paving the way for expansion of revenue sources and further portfolio growth.

Overall, we have built a highly scalable business model to drive increased revenue and cash flow, which will continue to grow bottom line profits, and of course dividends in the years ahead.

I would like to thank you all for joining the call today. At this point, we will open the call for questions.

Operator

Ladies and gentlemen, the floor is now open for questions. [Operator Instructions]. Your first question for today is coming from Christopher Nolan. Please announce your affiliation, then pose your question.

Q: Christopher Nolan, Ladenburg Thalmann. Good quarter, John. On the Churchill facility, is there a particular profile of loan that they buy commercial versus residential geography, the term of the loan?

John Villano - Chairman, Chief Executive Officer, Chief Financial Officer, President and Treasurer, Sachem Capital Corp.

So with respect to Churchill, they are in our eyes strictly a residential fix and flip lender. We have only 1 limitation, a per property max loan amount of $3 million. Interest rates on this can range from 4% down to 3%. The facility is $200 million. And as of September 30, no funds have been drawn from the facility. Since then, we have drawn just a little bit of money about approximately $7 million from that. So yes, they're very selective. They're looking for high quality residential fix and flip deals.

Q: Do they buy the loans at face value or is there some sort of discount?

John Villano - Chairman, Chief Executive Officer, Chief Financial Officer, President and Treasurer, Sachem Capital Corp.

So what we do is, for example, if it's a million dollar loan, our advance would be 70%.

Q: And finally, this is lower cost funding compared to your other sources. Is the intention is to sort of utilize this like a bank facility, given the short-term nature of your loans?

John Villano - Chairman, Chief Executive Officer, Chief Financial Officer, President and Treasurer, Sachem Capital Corp.

It's kind of interesting. Yes, it does great things to our overall cost of capital. Our unsecured bonds are considerably more than the 4% Churchill funds. But a full utilization of Churchill will be, in effect securitizing our portfolio. And we kind of like operating on an unsecured basis. So we are very selective in the loans that we provide to them for our advances, and we will continue to use them, but not every deal that we do will fit.

So it kind of fits really well with our move to larger, better established developers and investors. So that's kind of why we put that in place. And final thing is…

Q: Okay, thank you.

John Villano - Chairman, Chief Executive Officer, Chief Financial Officer, President and Treasurer, Sachem Capital Corp.

Chris, we do have a 50 state run with them. We're not limited to Connecticut and New England.

Q: Okay, good to know. Thank you.

Operator

Your next question is coming from Tyler Batory. Please announce your affiliation, then pose your question.

Q: Hi, Tyler Batory here with Janney. Thanks for taking my questions. First one I have is just on the growth in the loan portfolio extremely strong in the quarter. How much of that is kind of market growth versus you taking share. And then when you look ahead, you talk a little bit more about the loan pipeline and just help us think about what might be realistic in terms of future loan growth the next couple of quarters here?

John Villano - Chairman, Chief Executive Officer, Chief Financial Officer, President and Treasurer, Sachem Capital Corp.

So in terms of loan growth, we are really jumping on our web advertising. We are working with brokers in selected areas. Really looking for strong deal flow from brokers. In the past, we have never tried to build relationships with brokers. It was basically, hey, I'll bring you a deal when I have a deal. We're trying to become better business partners with them. And to that end, we have a few brokers in our network now that are providing, good high-quality deals in really in areas that we want to grow.

And then, coupled with that. We've kind of jumped on the advertising a bit for the last couple of quarters where, we're starting to get some footholds. We ranked pretty high in Google searches. And we can pinpoint our advertising to the markets that we really want to serve, as opposed to a shotgun approach.

With respect to our work in process. Wow, I mean, we may have a 100 loan pipeline today. Not all of those get closed, some will just fall off, just because the borrowers have found financing elsewhere. But we do get a look at a lot of pitches. And quite honestly, our underwriters are overwhelmed. We have intentions to bring more on board. Overall, loan flow is clicking pretty well here.

And the final part of our growth is that we're a very reputable lender. We're able to work with our borrowers, their success equals our success. And our job is, yes, we want to earn for our shareholders and earn for the company. But in the end, we need our borrowers to be successful as well, and we go to lengths to try to assist them in reaching their goals as well. An example of this is when a loan runs its 12 months term, a lot of our competition sends out a demand letter forcing repayment or foreclosure. And now those people are now becoming our clients.

Q: All that detail. Just to follow-up can you get more specific on expanding the footprint outside of Connecticut's interest and how you're progressing in Florida and Texas, specifically?

John Villano - Chairman, Chief Executive Officer, Chief Financial Officer, President and Treasurer, Sachem Capital Corp.

Our Texas growth has been slower than anticipated. We have activity down there. We now have an individual in that area. We've just upped our advertising in that area. It's coming along slowly. To that end, we have just hired a business development officer to kind of put some gasoline in that tank for us.

Our Florida operations are pretty robust. We have a lot of demand coming from Florida. We advertise really from Palm Beach to Tampa and south. We do have some deals up in the Orlando area, but not as many as we would like. So Florida is coming along. We're starting to get some activity in North and South Carolina. So now we're going to focus on the Eastern Seaboard. And it's getting there, it's slow. I mean, we've always grown our business in a very conservative way. We're not gunslingers in pumping a $100 million into Charleston, South Carolina tomorrow for instance.

We're giving these loans time to just see their quality, right off. All the loans look good. We need to vet out the borrowers. And that's a result of just giving it sometime, looking at payment histories. And then we'll further increase our investment in those areas are back away without damage.

Q: Okay. That's all for me. Thank you for the detail. Appreciate it.

John Villano - Chairman, Chief Executive Officer, Chief Financial Officer, President and Treasurer, Sachem Capital Corp.

Sure.

Operator

[Operator Instructions]. Your next question is coming from Brian Hollenden. Please announce your affiliation, then pose your question.

Q: Hi, good morning. It's Brian Hollenden from Aegis Capital.

John Villano - Chairman, Chief Executive Officer, Chief Financial Officer, President and Treasurer, Sachem Capital Corp.

Good morning.

Q: I wanted to ask a question. Mortgage receivables increased $15 million approximately sequentially. How should we think about that over the next few quarters. Will to be similar rate, will that accelerate with some of the initiatives you have going on. Just how should we think about that for the next few quarters?

John Villano - Chairman, Chief Executive Officer, Chief Financial Officer, President and Treasurer, Sachem Capital Corp.

So first and foremost, as you'll see in our Q, our portfolio weighted average return, that does not include origination fees is at 11.7%, down just a little bit from historical levels. So first of all, our growth is really profitable growth, we're not going into areas and giving away cheap money.

All right, so that's I just want to make that clear. Judging by the size of our work in process, we think our fourth quarter is going to be equally as positive as our third quarter. This thing is starting to grow upon itself, where a new borrower becomes a very good borrower. People come to us, they test the waters, they like how we service their accounts, how responsive we are and before, we start looking at other deals of theirs.

So the growth is now going to start in my opinion, start to pick up speed here. Once again, we're not throwing money foolishly at these borrowers, our underwriting has gotten a little tougher, I mean, we kind of know where we are in this real estate market. I'm not sure if I'm this in the seventh or eighth inning, but I'm surely not in the first inning. We're dropping our LTV, we're asking for more collateral from our borrowers, we're trying to protect our assets the best we can. And the investors and developers that understand that become very good clients, and they have significant deals.

So, our growth has been tremendous. Our biggest problem honestly has been the rapid payoff of our notes. We're getting payoffs faster than we would like, so we want our money to work. We like to make a loan and then have it on our books for a while. But the real estate market specifically up here in the Northeast has been pretty robust. Our clients are finishing their properties in reasonable amounts of time. And the buyers are staying there ready and waiting. So unfortunately, we get our money back, but we're able to fill it quickly with our pipeline.

Q: Yes, it's a good problem to have. Can you talk a little bit more about the -- you mentioned the satellite offices, can you talk about the arrangement with those partners, and then how much you're kind of anticipating that will help further accelerate loan growth?

John Villano - Chairman, Chief Executive Officer, Chief Financial Officer, President and Treasurer, Sachem Capital Corp.

Yes, so this approach is very different than the approach being utilized by the big market REITs. We all know Ready Capital, the MFAs, they are buyers of notes, and competitors of ours, it's a good model for them. It's not for us. We need to know that someone has a feel of the borrower, right? We have to know the borrower, we have to be able to pick up a phone and get them on, talk to them and see how they're doing. And that's why we're looking for affiliations with satellite offices.

And we have those negotiations going on now. We are looking to help bankroll them. Right, many of you may remember where our company came from, right, we're partnership at one point, struggling with capital, lack of capital, it was family and friends raise all the time. And these guys have great businesses, but no liquidity.

And our job is to get involved with them, use their knowledge of the local area. And truly, we're backstopped by their family and friends and their own personal capital. That's the way we like to lend. We want to be their partner and not just buy the notes and go our merry way. So that's our approach. We think it has great potential and like I said, we just hired a business development guy in Florida now that's going to be handling a lot of this for us.

We think it could be a huge add on and what's kind of nice is we get to pick the areas that we want to be in. If we want to be in Nashville, Tennessee well, I'm going to find a small hard money guy there and partner with him. We don't want to take his business, we just want to be his partner. So this process is new. And maybe by the fourth quarter, I'll be able to report on how we're doing with it.

Q: All right, thank you.

Operator

Your next question is coming from Eddie Riley. Please announce your affiliation, then pose your question.

Q: Guys, this is Eddie Riley with [indiscernible]. Just wondering, it looks like effective rate of interest on mortgage receivables jumped a little bit from last quarter, could you speak to the direction of rates you're currently seeing in the market?

John Villano - Chairman, Chief Executive Officer, Chief Financial Officer, President and Treasurer, Sachem Capital Corp.

Sure, we all know there's tons of liquidity. And there are people out there that are lending at 6.99, it looks like 6.99, but in the end, it's not really. Our borrowers have a lot of choices. And we do our very best not to give our money away. It costs money to be SEC compliant, and to do things the right way, so we do everything we can to protect our margin.

And I think I just mentioned earlier that portfolio wide, our weighted average rate is 11.7% and in most cases, our base rate is somewhere between 10% to 12%. We're really able to maintain our rate, our borrowers because it's a short term loan. And it's not fully drawn initially, the rates are not as damaging as you would expect. These people are coming to us really based on prior dealings, based on our reputation. But we're not getting a lot of rate compression.

Q: Got you. And it looks like rate and other fees collected in the quarter jumped sequentially, could you just talk about that a little bit?

John Villano - Chairman, Chief Executive Officer, Chief Financial Officer, President and Treasurer, Sachem Capital Corp.

I'm just going to page to our Q here, just like to talk a little better. So first and foremost, a lot of our borrowers if a property is coming up for sale, they're not going to pay, if they have a contract, they don't pay us the last payment. They paid at the closing. Some people it's two months, some people it's one month. So that's first.

Second is, the imposition of late fees to be perfectly clear, we have most of our borrowers are paid by ACH, we probably have 20 out of almost 500 loans that are notoriously late, right, they're going to bounce an ACH or something. Our late fees are expensive. What you're also going to find in there is other incidental loan charges. Whether it be insurance related, there could be modification fees in there. But we're very attentive to the accounts. We monitor them daily. And our job is really to try to bolster the other income numbers if we can.

Q: Okay, great. And last one for me. I don't think I saw anything above average loan size. Could you kind of give us a sense of what the average loan size this quarter over last quarter?

John Villano - Chairman, Chief Executive Officer, Chief Financial Officer, President and Treasurer, Sachem Capital Corp.

Okay. Our average loan size is somewhere in the $425,000 range. And between the last two quarters that it hasn't moved much. The big thing is, a few years ago, our average loan size was about 275. What you're seeing is our move to, again, larger loans, more seasoned developers. What we were finding is, we can't lend $100,000 and do it efficiently. So now, unless you are a prior borrower, we're not doing the small stuff, we just can't. You're seeing that our average loan size will continue to grow. I'm not going to say it's going to be $1 million next quarter, but it should start to level out here. I could see somewhere around 450, 460 for the fourth quarter. It will continue to grow. We don't expect it to jump.

Q: Got it. Thank you. Appreciate it. Congrats.

John Villano - Chairman, Chief Executive Officer, Chief Financial Officer, President and Treasurer, Sachem Capital Corp.

Thank you.

Operator

Your next question is coming from Paul Drees, please announce your affiliation. Then pose your question.

Q: Hi, John, this is Paul with Market Edge. Regarding shareholder Proposal number 2, can you just comment on the level of response that you've had to date? Realizing that you need to get to 50%? Yes. And I can't. Okay, and could you also then any color that you can provide for those that are hesitant to vote, yes. What are the concerns?

John Villano - Chairman, Chief Executive Officer, Chief Financial Officer, President and Treasurer, Sachem Capital Corp.

Okay. Let me if I can get the last report. The difficulty that we are having is the nature of the proposal such as this. For example, when you vote for the Directors, non-votes, broker non-votes don't go against you. But with a specific proposal with respect to the capital of the company, it has to be an affirmative vote, so broker non-votes and real no votes are no go votes work against you.

So even though we have a -- we need a 50% for vote. The people that haven't voted is substantial. So it's like 8 million or 9 million shares that have just not voiced their opinion, yes, or no. Lot of people get their proxies in the mail, and they end up in the trash can at some point.

And honestly, a lot of our shares are now -- they're widely distributed, we don't know where their shares are, so these non-votes are working against us. And when we think its people that just-- they don't know the deal what we're trying to do, or they just -- they don't care, they never voted before. They're letting it go. But the non-votes, the broker non-votes are our biggest or deal.

Q: Okay, thank you.

John Villano - Chairman, Chief Executive Officer, Chief Financial Officer, President and Treasurer, Sachem Capital Corp.

But Paul, let me just add one thing here. Having shares is, it will be positive for the company. I mentioned briefly about having to reserve almost 50 million shares for our preferred stock. We are selling some stock in the ATM for capital. But having shares is aggressive in nature, right? We could do things. We could either buy companies. look at opportunities, and it's also defensive in nature as well. And that's one thing that we really didn't touch on in the earnings call, but should these markets change? We're going to sell shares to provide balance, and ballast to our company, should the real estate market turn downward So that's kind of what we're looking for here. Using preferred shares to bolster our capital is non- diluted. Nobody wants to be diluted, I get it. But without those shares, we can't even consider it.

Q: Okay. Thanks, John.

Operator

There are no more questions in queue. I would now like to turn the floor back over to John for any closing comments.

John Villano - Chairman, Chief Executive Officer, Chief Financial Officer, President and Treasurer, Sachem Capital Corp.

I want to thank you everyone for participating in our third quarter conference call. We will do this again when we report in February or March of 2022. Thank you all.

Operator

Thank you, ladies and gentlemen, this does conclude today's conference call. You may disconnect your phone lines at this time and have a wonderful day. Thank you for your participation.